FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of                     , 2008, by and between the stockholder set forth on the signature page to this Agreement (the “Holder”) and Middle Kingdom Alliance Corporation, a Delaware corporation, or its successor corporation (“Middle Kingdom”). Any and all capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Exchange Agreement (as defined below).

BACKGROUND

A. Middle Kingdom has entered into that certain Agreement of Plan of Merger, Conversion and Share Exchange, dated September 5, 2008 (the “Exchange Agreement”) with PYPO DIGITAL COMPANY LIMITED, an exempted company with limited liability incorporated in the Cayman Islands (“Pypo Cayman”), ARCH DIGITAL HOLDINGS LIMITED, a British Virgin Islands corporation (“Arch BVI”), CAPITAL ALLY INVESTMENTS LIMITED, a British Virgin Islands corporation (“Capital Ally”), and various other parties set forth on the signature pages to the Exchange Agreement. Arch BVI and Capital Ally collectively are the legal and beneficial owners of all of the issued and outstanding shares of Pypo Cayman. The Holder is the beneficial owner (directly or through his or her nominees) of the Lock-up Shares (as defined below). Pursuant to the Exchange Agreement, Middle Kingdom will merge with and into its wholly owned subsidiary MK Arizona Corp., an Arizona corporation (“MK Arizona”), and following such merger, MK Arizona will convert to and register by way of continuation and continue its existence as a Cayman Islands company under the name [Pypo China Holdings Limited] (“MK Cayman,” and together with Middle Kingdom and MK Arizona, the “Middle Kingdom Parties”). MK Cayman will issue to Arch BVI and Capital Ally certain number of MK Cayman’s ordinary shares, par value $.001 (the “Ordinary Shares”), and warrants to purchase the Ordinary Shares as is specified on Schedule C to the Exchange Agreement, in exchange for all of the issued and outstanding shares of Pypo Cayman.

B. As a condition of, and as a material inducement for the Middle Kingdom Parties to enter into and consummate the transactions contemplated by the Exchange Agreement, the Holder has agreed to execute, deliver and be bound by the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Effectiveness of Agreement. This Agreement shall become null and void if the Exchange Agreement is terminated prior to the Closing.

2. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

The Holder has independently evaluated the merits of its decision to enter into and deliver this Agreement, and such Holder confirms that it has not relied on the advice of Middle Kingdom Parties, Middle Kingdom Parties’ legal counsel or any other person.

3. Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees, (as determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) any Ordinary Shares, or any economic interest therein or derivative therefrom, other than those Ordinary Shares specified on the signature page hereto. For purposes of this Agreement, the number of Ordinary Shares beneficially owned by such Holder as specified on the signature hereto, plus any number of Ordinary Shares acquired during the Lock-Up Period (as defined below), including, but not limited to, the Earn-Out Shares, if any, are collectively referred to as the “Lock-up Shares.”

4. Lock-Up.

(a) During the Lock-up Period (as defined below), the Holder irrevocably agrees that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (including any securities convertible into, or exchangeable for, or representing the rights to receive, Lock-up Shares), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers or intends to transfer, in whole or in part, any of the economic or beneficial consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales with respect to any security of the Middle Kingdom Parties. [Notwithstanding the foregoing, the parties hereto acknowledge that the Lock-up Shares have been pledged to Gottex Fund Management Sàrl (“Existing Pledge”) to secure monies borrowed by ARC Capital Holdings Limited, the sole shareholder of Arch BVI, and that the restrictions of this Lock-up Agreement shall be subject to the Existing Pledge.]1 Furthermore, nothing in this provision intends to restrict transfers of the Lock-up Shares by (i) the Pypo Shareholders (other than the Management Shareholders) that are in compliance with applicable federal and state securities laws to Persons who agree in writing to be bound by the terms of the Lock-Up Agreement as to the Lock-up Shares so transferred and (ii) the Pypo Shareholders pursuant to an underwritten secondary offering.

(b) In furtherance of the foregoing, the Middle Kingdom Parties will (i) place an irrevocable stop order on all Lock-up Shares, including those which are covered by a registration statements, (ii) notify the MK Cayman transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct the MK Cayman transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement; and (iii) place a notation on the register of members of MK Cayman about the restrictions on such Lock-up Shares under this Agreement and direct the MK Cayman register office service provider not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d) For purpose of this agreement, “Lock-up Period” means a period of [24 months/12 months]2 from the Date of Delivery. “Date of Delivery” means the date of the delivery of the Lock-up Shares to the Pypo Shareholders (which shall be the Closing Date with respect to the Initial Equity Payment is being delivered to the Pypo Shareholders at the Closing, and which shall be the dates that the Earn-Out

[1]	Insert language in brackets for the lock-up agreement with Arch BVI.
[2]	In the case of the Management Shareholders, the Lock-up period shall be 24 months from the Date of Delivery, and in the case of the Pypo Shareholders other than the Management Shareholders, the Lock-up Period shall be 12 months from the Date of Delivery.

Shares are issued and delivered in accordance with Section 5.2(b) of the Exchange Agreement, with respect to the Earn-Out Shares).

5. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

6. Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or by courier service to the following addresses, or such other address as any party hereto designates by written notice to the other party. Provided, however, a transmission per telefax or email shall be sufficient and shall be deemed to be properly served when the telefax or email is received if the signed original notice is received by the recipient within three (3) calendar days thereafter.

(a)	If to Middle Kingdom, to: [Insert address]

(b)	If to Holders to: [Insert address]

or to such other address as any party may have furnished to the others in writing in accordance herewith.

7. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

8. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

9. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. Without limiting the generality of the foregoing, it is being specifically understood that, Middle Kingdom will merge with and into its wholly owned subsidiary MK Arizona, and following such merger, MK Arizona will convert to and register by way of continuation and continue its existence as MK Cayman. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by each of the Middle Kingdom Parties and their successors and assigns.

10. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

11. Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties, hereto; provided, however, that any such amendment or modification shall require the written consent and approval of the Middle Kingdom Representatives (as defined in the Exchange Agreement).

12. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

14. Dispute Resolution. All disputes arising out of or relating to this Agreement will be resolved by mandatory, binding arbitration in accordance with this Section. Any arbitration commenced pursuant to this Section 13 will be conducted in Hong Kong under the Arbitration Rules of the United Nations Commission on International Trade Law by arbitrators appointed in accordance with such rules. The arbitration and appointing authority will be the Hong Kong International Arbitration Centre (“HKIAC”). The arbitration will be conducted by a panel of three arbitrators, one chosen by the Holder, one chosen by the Middle Kingdom Representative and the third chosen by agreement of the two selected arbitrators; failing agreement within 30 days prior to commencement of the arbitration proceeding, the HKIAC will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the parties. The arbitral tribunal will determine how the parties will bear the costs of the arbitration. Notwithstanding the foregoing, each party to this Agreement will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other party in any court or other tribunal of competent jurisdiction. During the pendency of any arbitration or other proceeding relating to a dispute between the parties, the parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement, except with regard to the matters under dispute.

15. Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of New York.

16. Arch BVI and Capital Ally. Other than as may be required to fulfill any of its obligations under the Existing Pledge, neither Arch BVI nor Capital Ally will take any action that is inconsistent with the provisions of this Agreement and each of Arch BVI and Capital Ally will do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request, and at the sole expense of such requesting party, in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

17. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Exchange Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Lock-Up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

MIDDLE KINGDOM ALLIANCE CORP.

By:
Name:	Bernard J. Tanenbaum III
Title:	Chief Executive Officer

HOLDER:

LOCK-UP SHARES:

As to Section 16 of this Agreement only:	ARCH BVI AND CAPITAL ALLY:

ARCH DIGITAL HOLDINGS LIMITED

By:
Name:
Title:

CAPITAL ALLY INVESTMENTS LIMITED

By:
Name:
Title: